UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GALENA BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

105 Madison Avenue, New York, NY, 10016 Tel: 212-929-5500 Fax: 212-929-0308 Email: proxy@mackenziepartners.com

Please Contact MacKenzie Partners Today

To Vote Your Shares!

June 29, 2017

Dear Stockholder:

The Special Meeting of Stockholders (“Special Meeting”) of Galena Biopharma, Inc. (“Galena”), scheduled to be held on July 6, 2017, is now less than a week away. We at MacKenzie Partners are contacting you as Galena’s proxy solicitor. We have been engaged to assist in gathering the votes for this very important Special Meeting.

As explained in the proxy statement (“Proxy Statement”) that was previously delivered to all stockholders and the letter accompanying this mailing, voting against the proposals set forth in the Proxy Statement may, among other things, prevent the Company from completing a strategic transaction and consequently, could result in forcing the Company to file for bankruptcy or an involuntary petition for bankruptcy being filed against the Company.

No matter how many shares you hold, your vote is very important. We encourage you to have your voice heard in this important decision regarding your investment.

We are standing by to assist you in quickly and easily voting your shares by phone today, please contact MacKenzie Partners at + 1-212-929-5500 (call collect) or toll-free at 1-800-322-2885 (in North America.). You may also send your voting instructions via email to: proxy@mackenziepartners.com.

Voting will only take a few minutes of your time, but can help save Galena the additional expense of further outreach.

Sincerely,

MacKenzie Partners, Inc.

Call Collect at +1-212-929-5500 or

Toll-Free (in North America) at 1-800-322-2885